Exhibit a(6)

PharmaCyte Biotech Announces Final Results of Tender Offer

LAS VEGAS, June 15, 2023 – (Business Wire) – PharmaCyte Biotech, Inc. (Nasdaq: PMCB) (“PharmaCyte” or the “Company”) today announces the final results of its previously announced tender offer to acquire up to 7,750,000 million shares of the Company’s common stock, par value $0.001 per share, at a price of $3.25 per share in cash, less any applicable withholding taxes and without interest. The tender offer expired one minute after 11:59 p.m. on June 9, 2023, and was funded entirely through the Company’s cash on hand.

PharmaCyte CEO Josh Silverman commented, “Having completed the tender offer, we believe we are in a stronger position to optimize shareholder value. Our significant cash position of approximately $74 million following the tender offer, combined with very limited cash burn, allows us to continue to carefully evaluate potential acquisition targets that would provide shareholder value while we assess our current assets, which are intended to address a highly unmet medical need in pancreatic cancer. We look forward to providing additional updates as developments warrant.”

Based on the final count by American Stock Transfer & Trust Company, LLC, the depositary for the tender offer (the “Depositary”), 9,741,919 shares of PharmaCyte’s common stock were validly tendered and not properly withdrawn at a purchase price of $3.25 per share.

In accordance with the terms and conditions of the tender offer, based on the final count, PharmaCyte has accepted for purchase 8,085,879 shares of common stock at a purchase price of $3.25 per share, for an aggregate cost of $26,279,106.75, excluding fees, any excise taxes and expenses relating to the tender offer. Included in the 8,085,879 shares that the Company accepted for purchase are 335,879 shares that the Company elected to purchase pursuant to its right to purchase up to an additional 2% of its outstanding shares. The number of shares that PharmaCyte has accepted for purchase in the tender offer represents approximately 48% of the total number of shares of common stock outstanding as of April 30, 2023. PharmaCyte had 8,708,101 shares of common stock outstanding following payment for the shares of common stock purchased in the tender offer.

The Depositary will promptly pay for all of the shares of common stock accepted for purchase in accordance with the terms and conditions of the tender offer.

D.F. King & Co., Inc., is serving as the information agent for the tender offer and American Stock Transfer & Trust Company, LLC is serving as the Depositary. For all questions relating to the tender offer, please contact the information agent, D.F. King & Co., Inc., at pmcb@dfking.com or call toll-free at (866) 342-1635.

About PharmaCyte Biotech

PharmaCyte is a biotechnology company that is currently evaluating its signature live-cell encapsulation technology, Cell-in-a-Box®, for potential development of cellular therapies for cancer, diabetes, and malignant ascites, while also exploring the opportunity for other strategic acquisitions.

The Cell-in-a Box technology involves encapsulating genetically engineered human cells that can then be reintroduced to attack disease. The Company is exploring possible utility in cancer (particularly pancreatic), Type 1 and insulin-dependent Type 2 diabetes, and malignant ascites.

However, until the review by the Business Review Committee and the Board is complete and the Board has determined the actions and plans to be implemented, the Board has curtailed spending on the foregoing programs.

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Safe Harbor

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of PharmaCyte’s management and Board of Directors. Any statements contained in this press release which do not describe historical facts are forward-looking statements subject to risks and uncertainties that could cause actual results, performance, and achievements to differ materially from those discussed in such forward-looking statements. Factors that could affect our actual results include our ability to satisfactorily address the issues raised by the FDA in order to have the clinical hold on our IND removed, whether our exploration of additional opportunities to create new paths toward shareholder value is successful, as well as such other factors that are included in the periodic reports on Form 10-K and Form 10-Q that we file with the SEC. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise. More information about PharmaCyte Biotech can be found at https://pharmacyte.com.

Investor Contact:

CORE IR

ir@pharmacyte.com

Media Contact:
Jules Abraham
CORE IR

Telephone: 917.885.7378

Email: julesa@coreir.com

For more information about the tender offer, contact the information agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call Toll Free: (866) 342-1635

pmcb@dfking.com

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